EXHIBIT 23.2


                    Consent of Independent Public Accountants

            As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated January 31, 2000 relating to the consolidated balance sheet of Qwest Communications International Inc. and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, included in or incorporated by reference in Qwest Communications International Inc.'s Form 10-K for the year ended December 31, 1999, and to all references to our Firm included in this Registration Statement on Form S-8.


                                                        /s/ ARTHUR ANDERSEN LLP


            Denver, Colorado
            July 5, 2000